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                                                                    EXHIBIT 99.1

Contact:    Coleman Andrews
            Chief Executive Officer & President
            (703) 834-9201

                     or

            Doug Poretz (703) 506-1778


                                     FOR IMMEDIATE RELEASE
                                     ---------------------
                                     June 2, 1995

        WorldCorp Completes $65.3 Million Equity Carve-Out OF US Order
        --------------------------------------------------------------


    HERNDON, VIRGINIA, June 2, 1995 -- WorldCorp, Inc.
(NYSE:WOA) today announced that it has completed its equity carve-out of US Order, Inc. (NASDAQ:USOR) WorldCorp sold 1,365,000 shares of common stock of US Order at $14.75 per share in the public offering which became effective yesterday. Prior to the offering, WorldCorp's beneficial ownership in US Order was 88%; subsequent to the offering, WorldCorp owns 8,832,844 shares of common stock with a beneficial ownership of 61% in US Order.

    T. Coleman Andrews, III, President and Chief Executive Officer of WorldCorp said: "We are delighted to announce the successful closing of the US Order equity carve-out. The transaction significantly strengthens the balance sheets of both WorldCorp and US Order. WorldCorp receives net proceeds of approximately $18.6 million from the sale of a portion of its ownership in US Order, and approximately $10.2 million from US Order's repayment of debt and accrued dividends. US Order will have approximately $29.0 million in cash to fund its future growth, and has no long-term debt on its balance sheet."

     WorldCorp owns majority positions in companies that operate in two distinct business areas: transaction processing through US Order (NASDAQ:USOR), and air transportation (through World Airways). Knight Ridder (NYSE:KRI) is an equity investor in US Order. MHS Berhad of Malaysia (KLSE:MHS) is an equity investor in World Airways.